EXHIBIT 10.12

[Interbrew logo]

July 22nd 2004

Companhia de Bebidas das Américas -AmBev
Rua Dr. Renato Paes de Barros 1017
04530-001, São Paulo, SP
Federative Republic of Brazil

Attention of Felipe Dutra

Dear Sirs:

We refer to (i) the Incorporação Agreement dated as of March 3, 2004 (the " Incorporação Agreement"), among Companhia de Bebidas das Américas - AmBev ("AmBev"), Interbrew S.A. ("Interbrew"), Labatt Brewing Canada Holding Ltd. and Labatt Brewing Company Limited and (ii) the Mutual Confidentiality Agreement dated as October 15, 2003 (the "Confidentiality Agreement"), between Interbrew and AmBev. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Incorporação Agreement.

In connection with the transactions contemplated by the Incorporação Agreement and the Contribution and Subscription Agreement, AmBev and its affiliates may provide or cause to be provided to Interbrew certain information relating to the business of AmBev and its affiliates, and Interbrew and its affiliates may provide or cause to be provided to AmBev certain information relating to the business of Interbrew and its affiliates. AmBev and Interbrew each acknowledge the information provided pursuant hereto will be used only in connection with planning the integration of their respective businesses. Each of AmBev and Interbrew agrees that such information will not be used as the basis for any commercial actions taken prior to the Closing.

Each of AmBev and Interbrew acknowledges that the information being provided to it pursuant hereto is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. This letter agreement shall not be deemed to amend, modify, waive, supersede or otherwise affect the terms and provisions of the Incorporação Agreement or the Contribution and Subscription Agreement or any agreement contemplated by either of the foregoing.

This letter agreement will be governed by and construed in accordance with the internal laws of the State of New York and shall terminate upon the earlier of the Closing and the termination of the Incorporação Agreement.

[Interbrew logo]

If the foregoing correctly sets forth the agreement reached between us with respect to the subject matter hereof, please execute the enclosed copy of this letter agreement in the space indicated therein and return to us a fully-signed copy of this letter agreement, at which time this letter agreement shall serve as a binding and enforceable agreement between us.

Very truly yours,
Interbrew S.A.
By: /s/ Jo Van Biesbroeck	By: /s/ Yves Lefebure
Name: Jo Van Biesbroeck Title: Senior VP Corporate Strategy	Name: Yves Lefebure Title: Deputy Corporate General Counsel

CONFIRMED AND AGREED TO:
Companhia de Bebidas das Américas -- AmBev
By: /s/ Felipe Dutra	By: /s/ Pedro Mariani
Name: Felipe Dutra Title: CFO	Name: Pedro Mariani Title: General Counsel